Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

TAO Synergies Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(1)(2)
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share, underlying shares of Series D convertible preferred stock	457(c)	1,919,016	$7.48	$14,354,239.68	$0.00015310	$2,197.63
	Equity	Common stock, $0.0001 par value per share, underlying Investor Warrants	457(c)	1,833,333	$7.48	$13,713,330.84	$0.00015310	$2,099.51
	Equity	Common stock, $0.0001 par value per share, underlying Consultant Warrants	457(c)	1,200,000	$7.48	$8,976,000	$0.00015310	$1,374.23
	Equity	Common stock, $0.0001 par value per share, underlying Placement Agent Warrants	457(c)	92,500	$7.48	$691,900	$0.00015310	$105.93
Fees Previously Paid
	Total Offering Amounts					$37,735,470.52		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,777.30

(1)	This Registration Statement registers 5,044,850 shares of common stock, par value $0.0001 per share (the “Common Stock”), of TAO Synergies Inc. (the “Company”), issuable upon (i) the conversion of shares of Series D convertible preferred stock, (ii ) exercise of warrants (the “Investor Warrants”) that were sold in a private placement, (iii) exercise of warrants that were issued to a consultant (the “Consultant Warrants”) pursuant to that certain Consulting Agreement dated June 8, 2025, by and among the Company, James Altucher and Z-List Media, Inc., and (iv) exercise of warrants that were issued pursuant to the engagement letters between the Company and GP Nurmenkari Inc. as consideration for placement agent services in connection with the Offering and the 2024 Private Placement (the “Placement Agent Warrants”).

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on July 9, 2025, a date within five business days prior to filing this Registration Statement.